Corcept Therapeutics Announces Second Quarter 2007 Results

MENLO PARK, CA -- 08/13/2007 -- Corcept Therapeutics Incorporated (NASDAQ: CORT) today reported financial results for the second quarter ended June 30, 2007.

For the second quarter of 2007, Corcept reported a net loss of $1.4 million, or $0.04 per share, compared to a net loss of $7.9 million, or $0.35 per share, for the second quarter of 2006. For the first six months of 2007, the company reported a net loss of $4.0 million, or $0.13 per share, compared to a net loss of $14.6 million, or $0.64 per share, for the same period in 2006.

In June 2007, we announced the preliminary top-line results of our successful proof-of-concept study evaluating the ability of CORLUX® to mitigate weight gain associated with the use of olanzapine. This study in healthy male volunteers was initiated during the first quarter of 2006. The top line results demonstrated a statistically significant reduction in weight gain in those subjects who took olanzapine plus CORLUX compared to those who took olanzapine alone. Eli Lilly and Company provided olanzapine and financial support for this study. The purpose of this study was to explore the hypothesis that GR-II antagonists would mitigate weight gain associated with atypical antipsychotic medications.

In July 2007, we received Orphan Drug Designation from the Food and Drug Administration (FDA) for CORLUX for the treatment of Cushing's Syndrome. Cushing's Syndrome is a disorder caused by prolonged exposure of the body's tissues to high levels of the hormone cortisol. Sometimes called "hypercortisolism," it is relatively rare and most commonly affects adults aged 20 to 50. An estimated 10 to 15 of every one million people are affected each year.

Orphan Drug Designation is a special status granted by the FDA to encourage the development of treatments for diseases or conditions that affect fewer than 200,000 patients in the United States. Drugs that receive Orphan Drug Designation obtain seven years of marketing exclusivity from the date of drug approval as well as tax credits for clinical trial costs, marketing application filing fee waivers and assistance from the FDA in the drug development process. While we have not yet determined our full development plan for the use of CORLUX to treat Cushing's Syndrome, we plan to open an Investigational New Drug application (IND) in the near future.

In July 2007, we also executed an agreement with Xceleron Limited to conduct a human microdosing study of one of Corcept's new chemical entities, a selective GR-II antagonist, utilizing Xceleron's Accelerator Mass Spectrometry (AMS) technology. In early 2003, Corcept initiated a research program to discover and patent selective GR-II antagonists to create a pipeline of proprietary products. Three distinct series of GR-II antagonists were identified that appear to be as potent as Corcept's lead product CORLUX in blocking cortisol but, unlike CORLUX, do not appear to block the progesterone or other steroid receptors. We will evaluate one of the compounds that developed particularly high plasma and brain concentrations in an animal bioavailability study in a human microdosing study using Xceleron's AMS technology.

Joseph K. Belanoff, M.D., Corcept's Chief Executive Officer, commenting on the company's clinical progress, said, "We made good progress this quarter in moving forward with our GR-II antagonist program. We obtained positive results of the weight-gain mitigation study and are pleased that we were able to replicate in humans the positive findings regarding prevention of olanzapine-induced weight gain that we had demonstrated in a rat model. We also received Orphan Drug Designation for CORLUX for the treatment of Cushing's Syndrome and began preparations with Xceleron for a human microdosing study with one of our new compounds. While we were disappointed with the top-line results of our Phase 3 trials of CORLUX for the psychotic features of psychotic depression, which were reported in late 2006 and early 2007, we are encouraged by the information that we did learn from the trials, particularly regarding what appears to be the plasma level necessary to achieve efficacy. We are planning for our next Phase 3 study, which we expect will begin enrollment in the first quarter of 2008."

As of June 30, 2007, Corcept had cash, cash equivalents and marketable securities of $11.9 million. The total cash used in the company's operating activities for the first six months of 2007 was $6.4 million.

Commenting on Corcept's financial guidance for 2007, Anne LeDoux, Corcept's Vice President and Controller, stated, "Based on the currently planned timeline of our clinical development program and our discovery research activities, we expect that cash used in operating activities in 2007 will be between $11 million and $14 million. While we believe that our current funds will enable us to continue operations into the first quarter of 2008; we will need to raise additional capital in order to fund our operations beyond that point."

Total operating expenses were $2.0 million for the second quarter of 2007 and $4.7 million for the first half of 2007 compared to $8.2 million and $15.3 million, respectively, in the same periods in 2006. In the second quarter and first half of 2007, research and development expenses decreased to $1.2 million and $2.8 million, respectively, from $7.0 million and $12.8 million in the same periods of 2006. This decrease was primarily related to the completion in late 2006 of the majority of activities regarding our three Phase 3 trials evaluating CORLUX for treating psychotic depression. Top-line results for two of these trials were reported during 2006, with top-line results for the third Phase 3 trial, Study 06, being reported in March 2007.

General and administrative expenses decreased to $793,000 for the second quarter and $1.9 million for the first half of 2007 from $1.2 million and $2.5 million, respectively, for the same periods in 2006 due to decreases in staffing and stock based compensation. The figures for the second quarter and first half of 2007 included a reversal of stock compensation expense of approximately $393,000 related to the resignation of an administrative employee.

During the second quarter and first half of 2007, the company recognized revenue of $374,000 and $482,000, respectively, from the collaboration with Eli Lilly and Company to conduct a proof-of-concept clinical study evaluating the ability of CORLUX to mitigate weight gain associated with the use of olanzapine. Total revenue recognized under this agreement had been $100,000 and $221,000 for the second quarter and the first half of 2006, respectively.

About Corcept Therapeutics Incorporated

Corcept Therapeutics Incorporated is a pharmaceutical company engaged in the development of GR-II antagonists for the treatment of severe psychiatric and metabolic diseases. Corcept's lead product, CORLUX, is currently in Phase 3 clinical trials for the treatment of the psychotic features of psychotic major depression, a serious psychiatric disorder that affects approximately three million people annually in the United States. Psychotic major depression, or PMD, is referred to in this release and hereinafter as "psychotic depression." There is no FDA-approved treatment for psychotic depression. The Company has conducted a proof-of-concept study evaluating the ability of CORLUX to mitigate weight gain associated with the use of olanzapine and has also received Orphan Drug Designation for CORLUX for the treatment of Cushing's Syndrome. For additional information about the company, please visit www.corcept.com.

Statements made in this news release, other than statements of historical fact, are forward-looking statements, including, for example, statements relating to Corcept's clinical development programs, including its ability to demonstrate the efficacy of CORLUX, its spending plans, including expectations with respect to cash used in operating activities in 2007, and plans for additional financing. Forward-looking statements are subject to a number of known and unknown risks and uncertainties that might cause actual results to differ materially from those expressed or implied by such statements. For example, there can be no assurances with respect to the commencement, cost, rate of spending, completion or success of clinical trials; there can be no assurance with respect to the consummation of financing activities; financial projections may not be accurate; or there can be no assurances that Corcept will pursue further activities with respect to clinical development of CORLUX. These and other risk factors are set forth in the Company's SEC filings, all of which are available from our website (www.corcept.com) or from the SEC's website (www.sec.gov). We disclaim any intention or duty to update any forward-looking statement made in this news release.

                    CORCEPT THERAPEUTICS INCORPORATED
                         CONDENSED BALANCE SHEETS
                              (in thousands)

                                                   June 30,    December 31,
                                                     2007          2006
                                                  -----------   -----------

                                                  (Unaudited)     (Note)
ASSETS:
Current assets:
  Cash, cash equivalents and short-term
   investments                                    $    11,949   $     9,456
  Other current assets                                    887           343
                                                  -----------   -----------
    Total current assets                               12,836         9,799

Other assets                                               94           103
                                                  -----------   -----------
    Total assets                                  $    12,930   $     9,902
                                                  ===========   ===========

LIABILITIES AND STOCKHOLDERS' EQUITY:
Current liabilities:
    Accounts payable                              $       306   $       916
    Other current liabilities                           1,114         2,597
                                                  -----------   -----------
      Total current liabilities                         1,420         3,513
Capital lease obligation, long-term portion                22            29
                                                  -----------   -----------
Total liabilities                                       1,442         3,542

Total stockholders' equity                             11,488         6,360
                                                  -----------   -----------

    Total liabilities and stockholders' equity    $    12,930   $     9,902
                                                  ===========   ===========

                    CORCEPT THERAPEUTICS INCORPORATED
                         STATEMENTS OF OPERATIONS
                  (in thousands, except per share data)
                                (Unaudited)

                                 Three Months Ended     Six Months Ended
                                      June 30,              June 30,
                                --------------------  --------------------
                                   2007       2006       2007       2006
                                ---------  ---------  ---------  ---------
Collaboration revenue           $     374  $     100  $     482  $     221
                                ---------  ---------  ---------  ---------

Operating expenses:
 Research and development*          1,160      6,982      2,761     12,766
 General and administrative*          793      1,182      1,928      2,498
                                ---------  ---------  ---------  ---------
  Total operating expenses          1,953      8,164      4,689     15,264
                                ---------  ---------  ---------  ---------

Loss from operations               (1,579)    (8,064)    (4,207)   (15,043)
                                ---------  ---------  ---------  ---------

Interest and other income, net        164        203        261        455
Other expense                          (2)        (3)        (6)        (6)
                                ---------  ---------  ---------  ---------
  Net loss                      $  (1,417) $  (7,864) $  (3,952) $ (14,594)
                                =========  =========  =========  =========

Basic and diluted net loss per
 share                          $   (0.04) $   (0.35) $   (0.13) $   (0.64)
                                =========  =========  =========  =========
Shares used in computing basic
 and diluted net loss per share    34,742     22,696     30,361     22,677
                                =========  =========  =========  =========

*Includes non-cash stock-based
 compensation of the following:
  Research and development      $      56  $     159  $      85  $     352
  General and administrative         (108)       250        113        529
                                ---------  ---------  ---------  ---------
     Total non-cash
      stock-based compensation  $     (52) $     409  $     198  $     881
                                =========  =========  =========  =========

CONTACT:
Joseph K. Belanoff, M.D.
Chief Executive Officer
Corcept Therapeutics
650-327-3270
IR@corcept.com
www.corcept.com